Exhibit 99.1

Man Sang Holdings, Inc. Distributes Cash Dividends

NEW YORK - (BUSINESS WIRE) – August 8, 2007 – Man Sang Holdings, Inc. (the “Company”) (AMEX: MHJ) today announced that it had distributed a cash dividend of $0.25 per share of common stocks to its stockholders whose names appear on the list of stockholders of the Company as at the close of business on July 24, 2007.

The dividend consists of a return of capital to stockholders and therefore no distributable income should be involved. However, stockholders receiving the dividend may be subject to withholding tax under certain circumstances. Any stockholder of the Company who is in doubt as to the application of relevant tax laws and regulations to his or her particular situation is urged to consult his or her tax advisors for advice.

About Man Sang Holdings, Inc.
Man Sang Holdings, Inc. and its subsidiaries (together the "Man Sang Group") are one of the world's largest purchasers and processors of saltwater cultured and freshwater cultured pearls. Man Sang Group is principally engaged in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry and other jewelry products. In addition, the Man Sang Group owns and operates Man Sang Industrial City, located in Gong Ming Zhen, Shenzhen, PRC.

This release contains information and "forward-looking statements" that relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "except," "target" and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

CONTACTS:
Man Sang Holdings, Inc.	The Altman Group, Inc.
Mr. Sonny Hung	Patricia Baronowski
(852) 2317 9369	(212) 400-2604
E-mail: sonnyh@man-sang.com	Email: pbaronowski@altmangroup.com